Exhibit 23

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement No. 333-199501 on Form S-8 of our report dated February 24, 2015, relating to the financial statements of Iroquois Gas Transmission System, L.P. as of December 31, 2014 and 2013 and for the three years ended December 31, 2014, appearing in this Current Report on Form 8-K of Dominion Midstream Partners, LP.

/s/ Blum, Shapiro & Company, P.C.

West Hartford, Connecticut

September 29, 2015